Braskem

July 8, 2003

Citibank, N.A.

111 Wall Street

New York, New York 10043

U.S.A.

Attention: ADR Department

To the ADR Department:

Pursuant to Section 5.4 of the Deposit Agreement (the “Deposit Agreement”), dated as of November 24, 1998, by and among Braskem S.A. (formerly known as Copene – Petroquímica do Nordeste S.A.) (the “Company”), Citibank, N.A., as Depositary (the “Depositary”), and the holders from time to time of American Depositary Receipts issued thereunder (the “Receipts”), the Company, effective as of the Succession Date (as defined in the following sentence), hereby removes Citibank, N.A., as Depositary under the Deposit Agreement, and appoints The Bank of New York (“BNY”) as successor Depositary under an Amended and Restated Deposit Agreement to be entered into by and among the Company, BNY and the owners and holders from time to time of American Depositary Receipts issued under the Amended and Restated Deposit Agreement (the “Amended and Restated Deposit Agreement”).  For purposes of this letter, “Succession Date” means the later of (i) August 25, 2003 or (ii) the date that: (x) the Form F-6 Registration Statement of the Company becomes effective; and (y) all other filings and/or authorizations required to be made or obtained from the Comissão de Valores Mobilários in connection with the removal of Citibank, N.A., as Depositary, and the appointment of BNY as successor Depositary, have been made or obtained.  All other capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Deposit Agreement.  By the execution of this letter by BNY in the space provided below, BNY accepts its appointment as successor Depositary under the Amended and Restated Deposit Agreement, effective on the Succession Date, and agrees to be bound by the terms of this letter and to perform its obligations set forth herein.

In connection with this appointment and in accordance with Section 5.4 of the Deposit Agreement, the Company directs Citibank, N.A. to: (i) transfer to BNY all of Citibank, N.A.’s rights and powers under the Deposit Agreement; (ii) duly assign, transfer, and deliver all right, title, and interest in the Deposited Securities to BNY; and (iii) deliver to BNY a list of the Holders of all outstanding Receipts on the books for the registration of transfer thereof maintained by Citibank, N.A., in each case, effective on the Succession Date.

By this letter and pursuant to Section 5.1 of the Deposit Agreement, the Company and BNY remove Citibank, N.A. as Registrar for the registry of Receipts or American Depositary Shares evidenced thereby on any stock exchanges or securities markets in the United States, effective on the Succession Date, and BNY hereby agrees to act as the substitute registrar effective on the Succession Date.

By separate letter, BNY will provide you with a request for any other information as it may reasonably request relating to the Receipts and Holders in order to ensure a smooth transition for our Holders.  Effective on the Succession Date, Citibank, N.A.’s custodian, Banco Itaú S.A., acting as agent for Citibank, N.A. as the original Depositary, shall be appointed by BNY to act as BNY’s Custodian.  BNY will be in contact with you and Banco Itaú S.A. regarding the delivery of the Deposited Securities and any relevant records that may need to be updated by the Custodian.

In accordance with Section 5.4 of the Deposit Agreement, BNY shall mail notice of its appointment as successor Depositary to the record holders of Receipts in the manner set forth in Section 7.5 of the Deposit Agreement.

BNY will absorb your reasonable out-of-pocket expenses in connection with the transition.  We understand that you will not charge the Company or any Holder any fees or any additional expense or other charges associated with this change of Depositaries.  In addition, we understand that you have agreed with the Company that you will not seek reimbursement for any fees or charges previously paid or waived by Citibank, N.A., pursuant to the mandate letter dated May 28, 1998, as amended, or any other fee arrangement applicable to Citibank, N.A., acting as the Depositary prior to the Succession Date.  Notwithstanding the foregoing, the Company shall reimburse Citibank, N.A., on or promptly following the Succession Date for a pro rata portion (for the period following the Succession Date) of the Company’s 2003 NYSE annual listing fee paid by Citibank.

We look forward to your cooperation in this matter.

ACCEPTED AND AGREED AS OF JULY 31, 2003	Yours sincerely, BRASKEM S.A. By: /s/ Paul Elie Altit By: /s/ Jose Marcos Treiger
CITIBANK, N.A. By: /s/ Beatriz Higuchi Name: Beatriz Higuchi Title: A.V.P.
THE BANK OF NEW YORK By: /s/ Hernan F. Rodriguez Name: Hernan F. Rodriguez Title: Vice President